    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2002
                                                    REGISTRATION NO. 333-100670


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                           INSTINET GROUP INCORPORATED
             (Exact Name of Registrant as specified in its charter)

            DELAWARE                                   6211                            13-4134098
(State or other jurisdiction of            (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)            Classification Code Number)           Identification Number)

                                 3 TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 310-9500
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 ---------------

                              PAUL A. MEROLLA, ESQ.
                          SECRETARY AND GENERAL COUNSEL
                           INSTINET GROUP INCORPORATED
                           3 TIMES SQUARE, 10TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 310-9500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   COPIES TO:
                                DAVID LOPEZ, ESQ.
                              SANDRA L. FLOW, ESQ.
                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                                ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006
                                 (212) 225-2000

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS


                  SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2002


                             UP TO 1,651,238 SHARES

                                 [INSTINET LOGO]

                           INSTINET GROUP INCORPORATED

                                  Common Stock

                                ----------------

            The selling stockholder identified in this prospectus may offer, from time to time, up to 1,651,238 shares of our common stock. We will issue those shares to the selling stockholder, from time to time, upon its exercise of rights under outstanding hedge option agreements. See "Selling Stockholder."

            The selling stockholder may sell some or all of its shares from time to time to purchasers directly or through underwriters, broker-dealers or agents. These sales may be in one or more transactions at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or negotiated prices. If the selling stockholder sells shares through underwriters, broker-dealers or agents, the selling stockholder will be responsible for the underwriters', broker-dealers' or agents' commissions, discounts or concessions. We will not receive any of the proceeds from the sale of these shares.

            The selling stockholder and any broker-dealers or agents that participate in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. As a result, any profit on the selling stockholder's sale of its shares and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.


            Our common stock trades on the Nasdaq National Market under the symbol "INET". On October 25, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.90 per share.


            INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                The date of this prospectus is         , 2002.

                                TABLE OF CONTENTS

                                                                          PAGE
WHERE YOU CAN FIND MORE INFORMATION...................................      1

INSTINET GROUP INCORPORATED...........................................      3

RISK FACTORS..........................................................      4

USE OF PROCEEDS.......................................................     21

FORWARD-LOOKING STATEMENTS............................................     21

SELLING STOCKHOLDER...................................................     22

PLAN OF DISTRIBUTION..................................................     23

LEGAL MATTERS.........................................................     25

EXPERTS...............................................................     25

                                 ---------------

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may obtain further information on the operation of the Public Reference Room by calling the SEC at
(800) SEC-0330. Our SEC filings are also available to the public on the SEC website at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus.)

            We have filed a registration statement on Form S-3, of which this prospectus is a part, to register with the SEC the common stock that the selling stockholder may offer using this prospectus.

            The SEC allows us to incorporate information by reference into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information contained directly in this prospectus or information contained in documents filed with or furnished to the SEC after the date of this prospectus that is incorporated by reference in this prospectus.

            This prospectus incorporates by reference the documents set forth below that we previously have filed with the SEC. These documents contain important information about our company and its financial condition.


  Instinet Group Incorporated SEC Filings
            (File No. 000-32717)                                         Period or Filing Date
            --------------------                                         ---------------------
Annual Report on Form 10-K                                   Year ended December 31, 2001

Quarterly Reports on Form 10-Q                               Periods ended March 31, 2002 and June 30, 2002

Definitive Proxy Materials on Schedule 14A                   Filed April 17, 2002

  Instinet Group Incorporated SEC Filings
            (File No. 000-32717)                                         Period or Filing Date
            --------------------                                         ---------------------
Current Reports on Form 8-K                                  Filed February 13, 2002; March 22, 2002; April 10,
                                                             2002; April 22, 2002; June 10, 2002; June 14,
                                                             2002; July 23, 2002; August 13, 2002; August 26,
                                                             2002; September 12, 2002; September 13, 2002;
                                                             September 23, 2002; October 3, 2002, October
                                                             16, 2002, October 22, 2002, November 1, 2002 and
                                                             November 4, 2002

Description of Capital Stock contained in Form 8A,           Filed May 11, 2001
as revised in:

     - Part II, Item 2 "Changes in Securities" in our        Period ended June 30, 2002
       Quarterly Report on Form 10-Q

     - Current Report on Form 8-K                            Filed September 13, 2002


     - Current Report on Form 8-K                            Filed September 23, 2002



            We also incorporate by reference into this prospectus all documents that we may file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of this offering. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated in this prospectus by reference to any previously filed document.

            You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through us as described below, through the SEC or through the SEC's website as described above. You may obtain, without charge, documents incorporated by reference into this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests should be directed to the attention of Investor Relations, Instinet Group Incorporated, 3 Times Square, 10th Floor, New York, New York, 10036, telephone number (212) 310-4595. These documents are also available on our website at http://www.instinet.com. (We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus.)

            You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated [ ], 2002. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than that date.

            This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

                           INSTINET GROUP INCORPORATED

            We are the largest global electronic agency securities broker and have been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE, and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Our customers primarily consist of institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds, as well as broker-dealers.

            Our global electronic agency securities brokerage business centers almost exclusively on serving the needs of institutional investors and broker-dealers in the global markets for equity securities. We have operations in Europe and Asia and continue to maintain our global presence. More than 80% of our customers' transactions in U.S. equity securities using our electronic trading systems are generally executed within our internal liquidity pool. We also offer our customers technology (known as smart order-routing technology) that directs their equity securities transactions to either our own liquidity pool or one of the various markets to which we are connected to obtain better execution. In addition to our core execution services, we offer our customers services that enhance their ability to achieve their trading objectives, including extended hours trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades. We are also one of the largest independent providers of research and other brokerage services through soft-dollar or other similar arrangements. On September 20, 2002, we completed our merger with Island Holding Company, Inc., the parent company of The Island ECN, Inc. Historically, Island has concentrated on the program trading and direct-access-to-retail segments in the U.S. domestic market. We believe the transaction brings together complementary capabilities in the global equity markets, creating a company better able to serve customer needs.

            We were founded in 1969 and, although continuously headquartered in New York since then, were a wholly-owned subsidiary of Reuters Group PLC from May 1987 until our initial public offering in May 2001. Reuters currently owns approximately 62% of our outstanding common stock. We opened a London office in 1988 and currently also have offices in Frankfurt, Hong Kong, Paris, Tokyo and Zurich. Our principal offices are located at 3 Times Square, New York, New York 10036. Our telephone number at that address is (212) 310-9500.

                               RECENT DEVELOPMENTS

            On October 15, 2002, we announced a net loss of $528.4 million, or $2.05 per share on a fully diluted basis, for the third quarter ended September 30, 2002, compared to a net profit of $8.2 million, or $0.03 per share, for the third quarter of 2001. These results included a pre-tax, non-cash charge of $552 million for impairment of goodwill in the third quarter. Excluding the goodwill impairment charge, as well as net investment results and a restructuring charge, together with the related tax effects, pro forma operating results in the third quarter were $3.0 million, or $0.01 per share.

            The charge for goodwill impairment is based on the application of impairment tests prescribed by recently enacted accounting standards (FAS 142), and eliminates all goodwill from our balance sheet as of September 30, 2002. These accounting standards required us to initiate a goodwill impairment test as a result of the recent decline of our stock price. We performed a valuation of our tangible and intangible assets, and based on this valuation and the application of the new accounting standards, believe that an impairment charge is appropriate. This charge results in a non-cash charge and no reduction to tangible book value. A related tax benefit of $26 million has been recorded.

                                  RISK FACTORS

      You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making a decision to invest in our company. There may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. All of these risks may impair our business operations.

                          RISKS RELATED TO OUR INDUSTRY

            ECONOMIC, POLITICAL AND MARKET FACTORS BEYOND OUR CONTROL COULD REDUCE DEMAND FOR OUR SERVICES AND HARM OUR BUSINESS

            We earn revenues primarily from securities brokerage and related services and expect to continue to do so. The demand for these services is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions; unforeseen market closures or other disruptions in trading; the availability of short-term and long-term funding and capital; the level and volatility of interest rates; currency exchange rates; and inflation. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally. The continuing economic downturn has led to decreasing trading volumes and prices, decreased capital formation and a more difficult business environment for us. These conditions may continue or worsen, which could have a material adverse effect on our business, financial condition and operating results.

DECREASES IN TRADING VOLUMES OR PRICES COULD HARM OUR BUSINESS AND PROFITABILITY

            Declines in the volume of securities trading and in market liquidity generally result in lower revenues from our brokerage, research and related activities. In addition, our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded), which are adversely affected by price declines. Our profitability would be adversely affected by a decline in our revenues because a significant portion of our costs are fixed. The continuing decline in trading volumes and prices has had, and may continue to have, a significant adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might withstand these decreases better than we would.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY LIMIT OUR ACTIVITIES

General

            The securities markets and the brokerage industry in which we operate are highly regulated. In our case, the impact of regulation extends beyond "traditional" areas of securities regulation, such as disclosure and prohibitions on fraud and manipulation by market participants, to the regulation of the structure of markets. We are subject to regulation as a securities broker, as an alternative trading system (ATS) and electronic communications network (ECN), and as an operator of a clearing business for our own customers and third parties. Many of the regulations applicable to us may have the effect of limiting our activities, including activities that might be profitable, or causing us to modify our business model in ways that may adversely affect our revenues.

ATS Status

            Neither the Instinet ATS nor the ATS of our newly acquired subsidiary, Island, is currently required to register as a national securities exchange under applicable U.S. securities laws. However, as the Island ATS and the Instinet ATS are integrated over time, it is possible that our combined future share of the average daily trading volume in specified securities or classes of securities could result in an SEC determination that exchange registration is necessary. In addition, Island filed an application in draft with the SEC staff for registration as a national securities exchange on June 28, 1999, and this draft application is still pending.

            If the SEC were to require either or both of our two ATSs to register as a national securities exchange, or if any of our subsidiaries were to voluntarily register as a national securities exchange, we could become subject to substantial additional regulation, which might reduce our operational flexibility in ways that could have a material adverse effect on our business. Among other consequences, we might also be required to comply with fair representation or ownership requirements. These requirements could adversely affect our operations and could also result in material limitations or restrictions on Reuters equity interest in us or Reuters ability to exercise its voting and other governance rights in the manner contemplated by our amended and restated corporate agreement with Reuters.

            Under our amended and restated corporate agreement with Reuters, in the event the SEC seeks to require either or both of our ATSs to register as a national securities exchange, we have agreed to take all commercially reasonable actions to mitigate the effect of such actions on Reuters rights, including the implementation of appropriate changes in our corporate structure and operations, although we would not be required to take any action that would have a material adverse effect on any material part of our business or its consolidated financial condition or results of operations. In addition, neither we nor any of our subsidiaries may voluntarily register as a national securities exchange without the prior written consent of Reuters if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of our common shares. It is possible that Reuters could withhold this consent even if our management determines that registration as a national securities exchange would be beneficial to us or one of our subsidiaries.

Quote Display and Execution Access in Listed Securities


            Under Regulation ATS, an ATS meeting certain trading volume thresholds during four calendar months in any six-calendar-month-period in securities for which it displays quotation data must provide to a national securities exchange or national securities association (which we refer to together as a self-regulatory organization, or SRO) its best bid and offer data for those securities and must provide other broker-dealers execution access to such quotes. Instinet and Island currently provide all of their quotation data for Nasdaq-quoted stocks to various SROs in order to comply with Regulation ATS. Island has reached the ATS thresholds in four of the last six calendar months in exchange-traded funds, which are US listed stocks, reflecting the Nasdaq-100 Index, known as QQQs, the Dow Jones Industrial Average Index, known as Diamonds, and the Standard & Poor's 500 Index, or SPYs. Instinet has reached these thresholds in SPYs and QQQs and expects to reach these thresholds in Diamonds as of December 1, 2002. Because Instinet was unable to provide quotation data for US listed stocks to an SRO prior to November 4, 2002, Instinet had temporarily suspended trading in SPYs in order to comply with applicable SEC regulations. On November 4, 2002, Instinet began providing its quotation data for SPYs and QQQs through a system commonly referred to as CAES/ITS or Intermarket. Instinet also expects to begin providing quotation data for Diamonds if it reaches the applicable trading volume thresholds as of December 1, 2002. Island, however, does not currently provide its quotation data for US listed stocks to any SRO. Trading in SPYs accounted for approximately 1.3% of Instinet's total US equity volumes and 0.5% of its net transaction fee revenue from US equities in the first nine months of 2002; trading in QQQs accounted for approximately 2.8% of Instinet's total US equity volumes and 1.2% of its net transaction fee revenue from US equities in the first nine months of 2002; trading in Diamonds accounted for approximately 0.2% of Instinet's total US equity volumes and 0.1% of its net transaction fee revenue from US equities in the first nine months of 2002.



            Under current SEC regulations, ATSs that provide quotation data for US listed stocks to an SRO, including our Instinet ATS, are subject to the rules of the Intermarket Trading System (ITS) Plan. The NASD provides its ATS members the ability to meet their Regulation ATS quote display and access requirements for US listed stocks through CAES/ ITS. The ITS Plan imposes restrictions on, among other matters, the timing and location of quotation display and matching of orders. In this regard, the ITS Plan imposes limitations and provides remedies with respect to transactions by members of ITS participant markets that involve a "trade-through" of bids and offers. A trade-through occurs when a market participant trades at a price that is inferior to a price displayed in another market. The ITS Plan also imposes certain requirements when market participants "lock" the market -- display bids and offers at prices that equal offers and bids from other market participants, or "cross" the market -- display bids that exceed offers or display offers that are less than bids of another market participant, for a particular security. Quotations in US listed stocks displayed on Instinet and Island frequently "lock" or "cross" other markets. These ITS Plan requirements raise significant technical and commercial issues for Instinet and Island.

            Despite Instinet's concerns regarding the potential implications of the restrictions imposed by the ITS Plan, it nevertheless began providing quotation data as described above. The provision of quotes by Instinet through CAES/ITS could have a significant negative impact on its trading volumes in the relevant securities and therefore adversely affect our business, financial condition and operating results.


            Because of its concerns regarding the ITS Plan restrictions, effective September 23, 2002, Island discontinued the display of order information for QQQs, Diamonds and SPYs, although it still permits subscribers to trade those securities on a non-displayed basis. Since September 23, 2002, Island's market share in QQQs has declined from approximately 35-40% to approximately 20-25%; in Diamonds, Island's market share has declined from approximately 35% to approximately 15-20%; and in SPYs, Island's market share has declined from approximately 20-25% to approximately 10-15%. These declines in market share may have a negative impact on our financial results or our business. Island is currently exploring alternatives to enable it to provide quotation data for US listed stocks in compliance with the requirements of the ATS, including limited participation in CAES/ITS. However, we cannot assure you that it will find a viable alternative or that it will do so in a manner that will avoid an adverse effect on our business, financial condition and operating results.

            Instinet and Island have been engaged in discussions with the SEC regarding these issues but have been unable to reach a satisfactory resolution of the relevant commercial and regulatory issues. We intend to continue to work on solutions to these issues and to discuss the quotation display requirement and alternatives to our participation in CAES/ITS with the SEC; however, we are unable to predict the outcome of these discussions.

STRUCTURAL DEVELOPMENTS IN THE MARKETS IN WHICH WE OPERATE MAY PLACE US AT A COMPETITIVE DISADVANTAGE

            The structure of the Nasdaq stock market is currently undergoing a fundamental change. Nasdaq's SuperSoes order execution system is being incorporated into and replaced by a new trading platform for Nasdaq, generally referred to as SuperMontage, which Nasdaq began to roll out on October 14, 2002. SuperMontage incorporates enhanced functionality, including the display of more quotation information. The implementation of SuperMontage could cause us to receive fewer orders in Nasdaq-quoted stocks and also could cause fewer of the orders we receive to be executed in our liquidity pool. The Instinet ECN currently provides its customers with order-routing access to SuperMontage, but it has begun to display customer orders for some stocks by posting quotations in the NASD's alternative display facility (ADF) instead of SuperMontage and plans to continue shifting quotations to the ADF as it opens to additional stocks. The Island ECN currently displays its customer orders in Nasdaq-quoted stocks by posting quotations on the Cincinnati Stock Exchange (CSE) and not on SuperMontage or in the ADF. Instinet's participation in SuperMontage only for order routing and not for order display may have a significant negative impact on Instinet's order flow or other business related to its Nasdaq-quoted stocks. We are unable to predict accurately at this time the impact SuperMontage will have on our business, financial condition and operating results.

            The NASD is currently operating a pilot ADF to display quotations and collect trade data in a limited number of stocks for market participants (such as ECNs) trading other than on a registered securities exchange or Nasdaq. The ADF is intended to provide an alternative to Nasdaq's SuperMontage facilities for meeting quotation display and trade reporting requirements. The Instinet ECN has begun to participate in the ADF pilot program, but the ADF is not yet fully operational and has never been tested in full-scale operation. As a result, our work to complete technical integration with the ADF is incomplete. We cannot assure you that the ADF will provide a fully operational alternative to SuperMontage or that the ADF will prove to be a commercially viable facility. We also cannot assure you that our technical integration with the ADF will be successful or that its functionality will prove acceptable to our customers. If the Instinet ECN is unable to use the ADF to meet its regulatory requirements when SuperMontage becomes fully operational, in order to avoid disruption to our equity trading business, we may have to consider possible alternatives that could be adverse to our business, including participation in SuperMontage. Because of the rules, fees and functionality of SuperMontage, our participation in SuperMontage could have a significant negative impact on our market share and trading volumes of Nasdaq-quoted stocks.

            In addition, the rules, fees, and functionality of the ADF could place us at a commercial disadvantage to our competitors. For example, the ADF does not provide for order execution or routing services. As a result, ADF market participants themselves are required to provide NASD member broker-dealers with electronic access, either directly or indirectly, to their quotations, which could create additional costs for those participants. The current ADF fee structure contains certain features that could cause fees to fall disproportionately on ECNs, further increasing costs for some participants (including the Instinet ECN). We are unable to predict accurately at this time the impact the NASD's ADF or the participation in it by the Instinet ECN will have on our business, financial condition and operating results.

OUR BUSINESS MAY BE AFFECTED BY SEC ACTIONS RELATING TO ECNS

General

            The SEC regularly considers a variety of regulations or interpretative initiatives with respect to the structure of the equity securities markets, including initiatives intended to reduce fragmentation, create a national consolidated limit order book, and integrate ECNs and ATSs into the national market systems. Future SEC rulemakings or interpretations in this area could adversely affect our business, financial condition and operating results.

Access Fees


            The SEC is currently considering, and we are periodically in discussions with it regarding, other important issues, such as the fees (including subscriber and non-subscriber access fees) ECNs charge, the levels of those fees, the circumstances in which access fees may be changed and the criteria for customers' access to an ECN's system and the requirements of Regulation ATS. For example, the SEC has, at times, approved rules or issued interpretations that directly govern how we determine prices for different types of customers and services. Future SEC rules or interpretations regarding any of these issues could have a significant and material adverse impact on our equity securities business. We are currently discussing the application of those rules to our past and future pricing policies with the SEC and some of our customers, and we are unable to predict the outcome of these discussions. Any resulting adjustment to our past pricing could have a material adverse effect on our business, financial condition and operating results. We also continue to evaluate our services and the fees we charge for them. The Instinet ECN implemented a new pricing policy that took effect on August 1, 2002, and The Island ECN implemented a new pricing policy that took effect on September 5, 2002. A further change in pricing became effective on October 21, 2002. The Island ECN has received a subpoena from the SEC for information regarding Island's subscriber policies, including pricing, in connection with an investigation by the SEC of possible violations of Regulation ATS by certain ECNs. We currently do not know the intended scope or primary objectives of this investigation and cannot predict its outcome, but it could have a significant adverse effect on our equity securities business.


Market Data Revenue

            The SEC has also taken recent action with respect to market data revenue sharing programs. In the past, the Island ECN has earned market data revenues by participating in market data revenue sharing programs provided by Nasdaq and the CSE. Market data revenues consist of a portion of the fees that exchanges and Nasdaq receive for selling quotation and transaction data to independent market data providers and market participants such as broker-dealers. Market data revenues represented approximately 5% and 14% of Island's total revenues for 2001 and the first three months of 2002, respectively. For the first three months of 2002, these revenues were offset in part by market data rebates that Island paid to some of its customers, which represented approximately 8% of Island's expenses for the period. On July 2, 2002, the SEC announced that it had abrogated proposals that were submitted by several markets, including Nasdaq and the CSE, to continue certain of their market data revenue sharing programs. As a result, the Nasdaq and the CSE revenue sharing programs from which Island has earned most of its market data revenues were suspended, and Island suspended its market data revenue sharing program. Some market data revenue sharing programs for exchange-listed securities, which represented a substantial portion of Island's market data revenues, were subsequently reinstated. The CSE has submitted a proposal to share a reduced proportion of the market data revenues it receives (50% instead of 75%) in Nasdaq-quoted securities. The

SEC, however, has not taken any action on this or any other market data revenue sharing programs for Nasdaq securities, and we cannot assure you that the SEC will approve any of them. In addition, we cannot assure you that the market data revenue sharing programs for exchange-listed securities will continue or remain in their current form. As a result, we cannot assure you that Island will continue to earn market data revenues or, if it does, the level of those revenues in the future. We also cannot predict the impact of the suspension of Island market data revenue rebates sharing on Island's business, financial condition and operating results. In addition, the Island ECN has received a subpoena from the SEC for information regarding trading and market rebate practices with respect to some of Island's market data revenue rebate programs, in connection with an investigation by the SEC of customer trading practices in some exchange-traded funds. We currently do not know the intended scope or primary objectives of this investigation and cannot predict its outcome, but it could have a significant adverse effect on our equity securities business.

REGULATORY CHANGES COULD ADVERSELY AFFECT OUR BUSINESS

      The securities industry generally has been and is subject to continuous regulatory changes, including changes in the rules of the SEC and of self-regulatory organizations such as the NYSE and the NASD. In the future, the industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. Although regulatory changes can affect all aspects of our business, the markets for equity securities have been subject to the most significant regulatory changes. Our activities as an agency broker in equity securities are the principal source of our revenues and profits.

      Recent and proposed regulatory changes that have had or could have a significant effect on our equity securities business include the following:

      - The introduction of decimalization in April 2001 -- the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16) -- has had, and may continue to have, a negative effect on the profitability of our broker-dealer customers, which has resulted, and may continue to result, in our receiving fewer orders from those customers. Decimalization has also reduced, and may continue to reduce, our order flow by increasing the likelihood that traditional broker-dealer firms will try to execute orders internally rather than route them to external market centers for execution. In addition, the negative effect on broker-dealer profitability has resulted, and may continue to result, in some market makers moving from a business model in which they trade as principal for their own account to an agency business model, which may increase the competition we face from market makers .

      - The SEC's recently expanded interpretation of Section 28(e) of the Exchange Act allowing institutional investors to generate "soft-dollar" credits -- by allocating a portion of their gross brokerage transaction fees for research and other brokerage services -- from certain transactions executed through broker-dealers on a "riskless" principal basis, rather than only on an agency basis (which is how we execute transactions), could increase competition for those customers in our equity brokerage business.

      - Changes in the ITS Plan, such as restrictions on our access to the system, the rules applicable to participation in the system, the threatened withdrawal of the NYSE from the system or the elimination of the system in its entirety, could adversely affect our ability to attract business in exchange-listed stocks.

      - The SEC has implemented rules requiring many market participants, including us, to make detailed public disclosure regarding orders in equity securities and order routing practices. We cannot predict what impact these rules will have on the number and size of orders we receive from customers.

      - The NYSE's rule change allowing its member firms to execute transactions in NYSE-listed stocks during market hours off the floor of the NYSE could reduce our order flow in NYSE-listed stocks if traditional broker-dealers execute orders in market centers other than ours.

      - The NASD has adopted changes in its fee structure effective October 1, 2002 that will impose a fee on all transactions in Nasdaq-quoted stocks regardless of where those transactions occur. In addition, in order to assess this fee, the NASD will require NASD members not using Nasdaq's Automated Confirmation

            Transaction (ACT) service to report on a monthly basis aggregate information regarding their transactions in Nasdaq-quoted stocks to the NASD. Instinet is establishing a new mechanism for satisfying these reporting requirements. We are unable to predict what impact these fee changes and required reporting would have on our business.

      - The SEC's Division of Market Regulation has issued a series of "no-action" letters to us and Island over a number of years verifying and extending the status of Instinet and Island as ECNs. The most recent "no-action" letters are valid until January 6, 2003. In addition, on October 11, 2002, we received a separate "no-action" letter for the Instinet ECN's participation in the NASD's ADF, which is also valid until January 6, 2003. The Division's "no-action" positions are subject to our continuing to satisfy certain conditions, including those regarding our systems capacity, fair access for participants and a limitation on our maximum fees. See "Risks Related to Our Business -- Insufficient Systems Capacity or Systems Failures Could Harm Our Business." Our recent acquisition of The Island ECN may also affect the Division's view of both businesses. We are in discussions with the Division from time to time regarding these issues, and we cannot assure you that the Division will continue to extend its "no-action" positions. An adverse change in any of the Division's positions could interfere with our ability to act as an ECN or participate in the ADF and thereby have a material adverse effect on our business, financial condition and operating results. Island is also currently seeking a "no-action" letter that extends the SEC's current no-action position regarding Island's participation in all markets, including Nasdaq, the CSE and the ADF, as an "ECN Display Alternative" for market makers posting their limit orders on The Island ECN. If Island does not receive this "no-action" letter, it could have a negative effect on our business, financial condition and operating results.

INTERNATIONAL REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

            The financial services industry, including the securities brokerage business, is heavily regulated in many jurisdictions outside the United States. We are required to comply with the regulatory regime of each country in which we conduct business, as well as the regulations of each exchange of which we are a member. The varying requirements of these jurisdictions may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain the necessary regulatory approvals for planned expansion; if approvals are obtained, they may impose restrictions on our business; or we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally. Changes in regulations or changes in the interpretation or enforcement of existing regulation outside the United States may adversely affect our business, financial condition and operating results.

WE FACE SUBSTANTIAL COMPETITION THAT COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

            The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. Many of the financial service providers with which we compete are well-capitalized and substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Many of them offer a wider range of services, have broader name recognition and have larger customer bases than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities. Consolidation and alliances within the industry have resulted, and may continue to result, in increasingly intense competition. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with non-U.S. banks and other financial institutions that may also have long-standing, well-established and, in some cases, dominant positions in their trading markets. If we are not able to compete successfully in the future, our business, financial condition and operating results could be adversely affected.

            We compete with Nasdaq as a trading venue for Nasdaq-quoted stocks. The NASD regulates the activities of our U.S. broker-dealer subsidiaries, has a significant ownership interest in Nasdaq and owns the NASDR, which regulates and polices the Nasdaq market. The NASD, either directly or through these subsidiaries, is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage.

            A number of our competitors have applied for status as a national securities exchange, and one has been approved to serve as a facility of an exchange. Competitors that receive status as national securities exchanges, or that enter into arrangements to operate as facilities of national securities exchanges, will gain direct access to the National Market System and the ITS, which will enable them to publicly display orders in NYSE-listed stocks and make those orders available for execution. In addition, these exchanges will become self-regulatory organizations, no longer subject to NASD regulations. Nasdaq has also applied for status as a for-profit exchange. By operating as an exchange with SuperMontage as its trading platform, Nasdaq is continuing to evolve as a direct competitor of ATSs, including Instinet and Island, which could negatively impact our business, financial condition and operating results. Nasdaq is currently considering the fee structure it would introduce as an independent, for-profit exchange. We are unable to predict what fee changes Nasdaq might propose or eventually implement, but Nasdaq's fee structure may adversely affect our business, financial condition and operating results.

            We have experienced intense price competition in our equity securities business in recent years. Some of our competitors may have more modern technology and a broader range of services and, therefore, may be able to offer brokerage services to customers at lower prices than we can. As a result of this price competition, we have experienced a decline in both market share and revenue and have aggressively reduced pricing for our U.S. broker-dealer customers. We anticipate that these pricing changes will cause the transaction fee revenue we receive from this customer group to decline significantly, even if their volumes increase. As a result of these pricing changes, we have taken, and will continue to take, actions to reduce costs, which may include reducing our staff levels and restructuring some of our non-core businesses, among other alternatives. Largely as a result of these pricing changes and a restructuring charge related to our cost reduction actions, we reported a net loss of $34.7 million, or $0.14 per share, for the first quarter of 2002. For the second quarter of 2002, we reported a net loss of $59.9 million, or $0.24 per share. We expect intense competition to continue, and if it does so or intensifies, we could lose further market share and revenue.

OUR INABILITY TO MANAGE THE RISKS OF INTERNATIONAL OPERATIONS EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS

            We have operations in Europe and Asia, and there are a number of risks inherent in doing business in international markets, including the following:

      - less developed technological infrastructures and generally higher costs, which could result in lower customer acceptance of our services or customers having difficulty accessing our electronic marketplace;

      - less automation in clearing and settlement systems, resulting in higher expenses and increased operational difficulties (including an increased risk of transactional errors and failure to complete customers' transactions);

      - difficulties in recruiting and retaining personnel, and managing international operations;

      -     reduced protection for intellectual property rights;

      -     seasonal reductions in business activity during the summer months;
            and

      -     potentially adverse tax consequences.

            Our inability to manage these risks effectively could adversely affect our business, financial condition and operating results.

            Our international operations also expose us to the risk of fluctuations in currency exchange rates. If our risk management strategies relating to exchange rates prove ineffective, we could suffer losses that would adversely affect our business, financial condition and operating results.

REGULATORY NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO CONDUCT OR EXPAND OUR BUSINESS OPERATIONS OR TO PAY DIVIDENDS

            Our broker-dealer subsidiaries are subject to stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers, including the SEC's net capital rule. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD or other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, changes in net capital regulation or a significant operating loss or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operations, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties. Our inability to maintain our present levels of business or to expand as a result of the net capital rules could have a material adverse effect on our business, financial condition and operating results. The net capital rules also could restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock.

                          RISKS RELATED TO OUR BUSINESS

INSUFFICIENT SYSTEMS CAPACITY OR SYSTEMS FAILURES COULD HARM OUR BUSINESS

            We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We also cannot assure you that our recent headcount reductions as part of our cost-cutting initiatives will not impact our ability to respond to system problems. Our status as an SEC-recognized ATS requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. In addition, the status of our subsidiaries as SEC-registered broker-dealers and NASD members is conditioned in part on their ability to process and settle trades. If any of our systems do not operate properly or are disabled, that ability could be compromised and we could suffer financial loss, liability to clients, regulatory intervention or reputational damage.

            To accommodate estimated potential increases in order message volume and trading volume, including as a result of the growth in our business, the trading practices of new and existing clients, the development of new and enhanced trading system functionalities, sub-penny pricing, regulatory changes such as decimalization and the commencement of operations of SuperMontage, we have made and will continue to make significant investments in additional hardware and software. We cannot assure you that our estimates of future trading volumes and order messages will be accurate or that our systems will always be able to accommodate actual trading volumes and order messages without failure or degradation of performance. System failure or degradation could result in regulatory inquiries or proceedings, and could also lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us, trade less frequently through us or cease doing business with us altogether. In connection with its annual examination of the capacity of market participants, the SEC's Division of Market Regulation has from time to time raised issues regarding the adequacy of our capacity, our testing of capacity limits and our plans for increasing capacity. The inability of our systems to accommodate an increasing volume of transactions and order messages could also constrain our ability to expand our businesses.

            In the past, we have experienced periods of extremely high trading volume in the equity securities markets. On a few occasions during these periods, the volume of trading activity has caused a slowing of our trade allocation and related systems. Sustained periods of high trading volumes in the past have enabled us to identify specific areas of vulnerability in our transaction processing systems. These or similar events could interfere with our customers' ability to settle trades through us or prevent us from satisfying our responsibilities to clearing and settlement organizations and could result in financial exposure or regulatory action. We have been addressing each of these areas and upgrading our systems as necessary, but we cannot assure you that a similar slowing of our trade allocation systems will not occur again in the future.

            As a result of the September 11 terrorist attacks, we lost one of our three core data centers, which had been located in the World Trade Center. The remaining two core data centers support our trading and execution systems, clearing and settlement operations and customer interfaces. If one of these remaining data centers were to be damaged, disabled or otherwise fail or experience difficulties, it may be more difficult for us to continue operating without disruption to our services.

            Our electronic systems could be adversely affected by general power or telecommunications failures, computer viruses or natural or other disasters (including terrorist attacks). They are also vulnerable to damage or failure due to human error and sabotage (both external and internal). The loss of support services from third parties could also have a material adverse effect on our electronic systems.

SHIFTS IN OUR BUSINESS MIX MAY DECREASE OUR PROFITABILITY AND NET INCOME

            Changes in the mix of customers we serve (large institutional investors, portfolio managers, hedge funds and broker-dealers) and in the use of our trading system by our customers can materially affect our profitability and net income. A substantial portion of our trading volume is derived from our broker-dealer customers. In the second half of 2001, we experienced a significant decline in volumes from these customers, resulting in lower market share, particularly for Nasdaq-quoted shares. A shift in our customer mix toward fewer broker-dealers or a further decline in the use of our trading system by broker-dealers could reduce the depth and breadth of our liquidity pool, which could reduce its attractiveness to our customers and adversely affect our trading volumes, operating results and financial condition.

IF WE FAIL TO INTRODUCE NEW SERVICES AND SERVICE ENHANCEMENTS AND ADAPT OUR TECHNOLOGY IN A TIMELY MANNER, WE MAY BE UNABLE TO COMPETE EFFECTIVELY

            Our business environment is characterized by rapid technological change, changing and increasingly sophisticated customer demands and evolving industry standards. If we are unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, we will be less competitive, which could have a material adverse effect on our business, financial condition and operating results. In addition, new services that we may develop and introduce may not achieve market acceptance.

DECREASES IN OUR AVERAGE TRANSACTION SIZE HAVE REDUCED, AND MAY CONTINUE TO REDUCE, OUR PROFITABILITY ON A PER TRANSACTION BASIS

            In recent years, although the number of customer transactions in U.S. equity securities that have been executed through our systems has increased, the average size of those transactions has declined, decreasing from 1,575 shares per transaction in 1996 to 782 shares per transaction in 2001. This decline has caused our average revenue per transaction to decrease. As a result, our profitability and margins on a per transaction basis have decreased. We expect average revenue per transaction to continue to decline in the future.

OUR INABILITY TO ADJUST OUR COST STRUCTURE IF REVENUES DECLINE SUDDENLY COULD ADVERSELY AFFECT OUR RESULTS

            Our expense structure is based on historical expense levels and historical and expected levels of demand for our services. If demand for our services and our resulting revenues should decline suddenly (as occurred in the second half of 2001 and the first quarter of 2002), we may be unable to adjust our fixed cost base on a timely basis, which could have a material adverse effect on our operating results and financial condition.

COSTS RELATED TO OUR NEW BUSINESS DEVELOPMENT EFFORTS AND INVESTMENTS IN TECHNOLOGY MAY CONTINUE TO ADVERSELY AFFECT OUR PROFITABILITY AND NET INCOME

            Our net income declined in 1999 from 1998 and has remained below the 1998 level. These results are due in part to the significant costs associated with our efforts to strengthen, expand and diversify our business and enhance our technology since 1998. Our new business activities, the expansion of our services and technological innovations may require significant expenditures over long periods of time before they generate substantial revenues. Unless and until these activities generate revenues proportionate to these expenditures, our operating margins and profitability will be adversely affected.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL

            Our future success depends, in significant part, upon the continued service of our executive officers, as well as various key sales, trading and technical personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We also cannot assure you that our recent management changes and headcount reductions will not have a material adverse effect on our business, financial condition and operating results.

            Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other firms with which we compete, could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH EFFECTIVELY

            We have experienced significant growth in our business activities over the last five years including: our expansion in international markets and business initiatives, such as our correspondent clearing operations. This growth has placed, and is expected to continue to place, a significant strain on our management and resources.

            Our growth required increased investment by us in facilities, personnel, and financial and management systems and controls. It also has required expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we needed to integrate, train and manage our employee base. Our expansion in recent years has increased our need for internal audit and monitoring processes that are more robust and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Unless our growth results in an increase in our revenues that is proportionate to the increase in our associated costs, our operating margins and profitability will be adversely affected.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES, INCLUDING CUSTOMERS, TRADING COUNTERPARTIES, CLEARING AGENTS AND EXCHANGES, COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

            We are exposed to credit risk from third parties that owe us money, securities or other obligations. These parties include our customers, trading counterparties, clearing agents, exchanges and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we believe we have no obligation to do so, we generally settle trades with a counterparty even if our customer fails to meet its obligations to us.

            We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. Adverse movements in the prices of securities that are the subject of these open transactions can increase our credit risk. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more large or visible market participants could also result in market-wide credit difficulties or other market disruptions whereby a large number of market participants may not settle transactions or otherwise perform their obligations. Credit losses could adversely affect our financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR ACQUISITION OF ISLAND AND OUR OTHER ACQUISITIONS SUCCESSFULLY

            To achieve our strategic objectives, we have acquired or invested in, and in the future may seek to acquire or invest in, other companies or businesses. We cannot assure you that we will realize, when anticipated or at all, the benefits we expect as a result of our acquisitions, including our acquisition of The Island ECN. Achieving the benefits of our acquisitions will depend on many factors, including the successful and timely integration and, in some cases, the consolidation of products, technology, operations and administrative functions, of two companies that have previously operated separately. Considering the highly technical and complex nature of our and Island's products, these integration efforts may be difficult and time consuming. In addition, we may choose not to integrate some portions of Instinet's and Island's business, which may result in lower cost savings.

            Acquisitions entail numerous other risks, including the following:

      - difficulties in the assimilation of acquired operations and products;

      -     diversion of management's attention from other business concerns;

      - failure of our combined management to oversee and manage newly acquired companies effectively;

      -     assumption of unknown material liabilities;

      - failure to integrate successfully any operations, personnel, services or products that we acquire;

      -     failure to achieve financial or operating objectives;

      - failure to implement adequate compliance and risk management methods for new operations;

      - impairment of certain acquired intangible assets, which would reduce future reported earnings; and

      -     potential loss of customers or key employees of acquired companies.

            Failure to manage our acquisitions to avoid these risks could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR JOINT VENTURES AND ALLIANCES SUCCESSFULLY

            We seek to expand or enhance some of our operations from time to time by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances entails risks, including:

            - difficulties in developing and expanding the business of newly formed joint ventures;

            - exercising influence over the activities of joint ventures in which we do not have a controlling interest; and

            - potential conflicts with our joint venture or alliance partners.

            Unsuccessful joint ventures or alliances could have a material adverse effect on our business, financial condition and operating results.

OUR COMPLIANCE SYSTEMS MIGHT NOT BE FULLY EFFECTIVE

            Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance, audit and risk management personnel. We cannot assure you that these systems and procedures are fully effective. We also cannot assure you that our recent headcount reductions as part of our cost-cutting initiatives will not reduce the effectiveness of these systems and procedures. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

OUR RISK MANAGEMENT METHODS MIGHT NOT BE FULLY EFFECTIVE

            Our policies and procedures to identify, monitor and manage our risks may not be fully effective and may vary among our various businesses and subsidiaries worldwide. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. The new business initiatives that we have recently launched or acquired, such as our correspondent clearing operations and the activities of our ProTrader subsidiary, may require different oversight procedures than those we have employed in the past. We cannot assure you that our recent headcount reductions as part of our cost-cutting initiatives will not reduce the effectiveness of our risk management policies and procedures. If our policies and procedures are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. In addition, although we maintain insurance policies consistent with those maintained by others in the securities industry, we cannot assure you that our insurance policies will provide adequate coverage.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING IF WE NEED IT

            Our business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and from lines of credit made available to us by commercial banking institutions. Prior to our initial public offering, Reuters had issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters has withdrawn these letters and advised us that it will not issue any additional letters in the future, and we will thus not have the benefits of these letters.

            Based on management's experience and current industry trends, we anticipate that our available cash resources (including the remaining proceeds from our recent initial public offering) will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if for any reason we need to raise additional funds, we may not be able to obtain additional financing when needed on terms favorable to us. In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with our clearing of securities trades or our obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR KEY SERVICES

            We rely on a number of third parties to supply elements of our trading, clearing and other systems, as well as computers and other equipment, and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. If we are unable to make alternative arrangements for the supply of critical services in the event of an interruption in or the cessation of service by an existing service provider, our business, financial condition and operating results could be materially adversely affected.

            In particular, we depend largely on the services of Radianz for the telecommunications network that connects us with our customers. Radianz, a joint venture between Reuters and Equant Finance B.V. that is 51% owned by Reuters, provides these services to us pursuant to an agreement it has entered into with Reuters. We are not a party to this agreement. Therefore, although we have rights under this agreement, we must rely on Reuters to enforce this agreement in the event of any breach by Radianz, but Reuters has no legal obligation to do so. Disruptions in Radianz' network services to us, including as a result of the termination of the agreement between Reuters and Radianz, or its inability to continue to support our business, would have a material adverse effect on our business, financial condition and operating results.

OUR CLEARING OPERATIONS COULD EXPOSE US TO POTENTIAL LIABILITY

            Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities, as well as losses and liability in related lawsuits brought by customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

            Securities industry regulators in the United States are currently reviewing the extent to which clearing firms will be held accountable for the improper activities of broker-dealers for which they provide clearing services. In our correspondent clearing activities, our procedures may not be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. Securities industry regulators may also enact more restrictive laws or regulations or change their interpretations of current laws and regulations.

EMPLOYEE MISCONDUCT OR ERRORS COULD HARM US AND ARE DIFFICULT TO DETECT AND
DETER

            Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information.

            Employee errors in recording or executing transactions for customers can cause us to enter into transactions that customers may disavow and refuse to settle. These transactions expose us to risk of loss, which can be material, until we detect the errors in question and unwind or reverse the transactions. As with any unsettled transaction, adverse movements in the prices of the securities involved in these transactions before we unwind or reverse them can increase this risk.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

            We have experienced, and may continue to experience, significant seasonality in our business. This seasonal trend may continue for the foreseeable future and similar trends may affect our business, financial condition and operating results in the future. As a result of this and the other factors and risks discussed in this section and under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, period-to-period comparisons of revenues and operating results are not necessarily meaningful, and the results of any quarter are not necessarily indicative of results for any future period.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

            We rely primarily on trade secret, copyright, trademark and patent law to protect our proprietary technology. However, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

            In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could negatively affect our business.

USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION

            Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. To achieve better economies of distribution or to improve the delivery of our services to our customers, we are moving a portion of our business from our proprietary networks to non-proprietary networks and the Internet. This may subject us to additional costs. In addition, existing and prospective customers may react unfavorably to these changes due to their concerns regarding the security, reliability, cost, ease of use, accessibility and quality of service of the Internet or other systems.

THE SERVICES WE PROVIDE TO PROFESSIONAL NON-INSTITUTIONAL TRADERS MAY INCREASE OUR EXPOSURE TO PRIVATE SECURITIES LITIGATION

            Many aspects of the securities brokerage business, including on-line trading services, involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action suits that generally seek substantial damages, including in some cases punitive damages. The services we provide to professional non-institutional traders through our ProTrader subsidiary may subject us to a greater risk of customer complaints, litigation and potential liability, including with respect to suitability and delays or errors in execution or settlement. Any litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

                 RISKS RELATING TO OUR RELATIONSHIP WITH REUTERS

REUTERS HAS SIGNIFICANT CONTROL OVER US AND MAY NOT ALWAYS EXERCISE ITS CONTROL IN A WAY THAT BENEFITS OUR PUBLIC STOCKHOLDERS

            Reuters beneficially owns approximately 62% of our common stock. Under our amended and restated certificate of incorporation, for as long as it continues to beneficially own more than 50% of our common stock, Reuters will control many matters that require a stockholder vote. These matters include the election of directors and the removal of directors without cause, mergers, acquisitions and other business combinations. In addition, Reuters exercises a significant amount of influence over corporate matters, such as payment of dividends and stock issuances, and over our management, business activities and operations. Currently, five of our directors are also officers, former officers or directors of Reuters. In addition, if we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be required to adhere to certain principles relating to integrity, independence, reliability and freedom from bias which apply to Reuters generally. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control of our company.

            Our amended and restated certificate of incorporation and our amended and restated corporate agreement with Reuters also include provisions that provide Reuters with rights, including when it beneficially owns less than a majority of our voting stock, that may be less favorable to you and us than the corporate law governing these matters would be in the absence of these provisions. These provisions include the right, when Reuters beneficially owns between 35% and 50% of our voting stock, to block some issuances of equity securities and some dispositions and acquisitions of assets or businesses exceeding specified thresholds.

            We have agreed not to take any action voluntarily that would reduce Reuters ownership of our then-outstanding voting stock to less than 51% of our capital stock or then-outstanding voting stock without Reuters consent. In addition, we have agreed with Reuters not to take any action that would violate a stock exchange rule or similar requirement applicable to Reuters, or that would result in adverse tax consequences for Reuters as a result of its relationship with us. Reuters substantial ownership position could also limit our ability to enter into a transaction that involves a change of control, which might adversely affect the market price of our common stock.

CERTAIN OTHER OF OUR STOCKHOLDERS HAVE SIGNIFICANT CONTRACTUAL RIGHTS AND MAY EXERCISE THOSE RIGHTS IN A MANNER THAT MAY NOT BENEFIT OUR PUBLIC STOCKHOLDERS

      Some former Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners will have the right to nominate a total of three members to our board of directors as long as they each own 8,000,000 shares of our common stock that they received as consideration in our merger with Island. If the size of our board of directors is increased beyond its current size, then in most instances these stockholders would have the right to appoint additional directors. The right of these stockholders to nominate directors is based on the number of shares of our common stock issued to them as a result of the merger that they continue to own in the future and not the percentage of our outstanding common stock represented by those shares. If we issue a significant number of additional shares in the future, then these Island stockholders may retain the right to nominate directors to our board in a manner disproportionate to their overall ownership of our outstanding common stock.

REUTERS AND CERTAIN OTHER STOCKHOLDERS MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS AND US AND MAY CAUSE US TO FOREGO OPPORTUNITIES

      Various conflicts of interest between Reuters or some former Island stockholders and us may arise in the future in a number of areas relating to our business and relationships, including the following:

      -     potential competitive business activities;

      -     potential acquisitions of businesses or properties;

      -     incurrence of indebtedness;

      -     tax matters;

      -     financial commitments;

      -     marketing functions;

      -     indemnity arrangements;

      -     service arrangements; and

      - the exercise by Reuters or those stockholders of control over our management and affairs.

      Individuals who are officers or directors of us and either Reuters, one of its other subsidiaries or one of the former stockholders of Island may have fiduciary duties to both companies. Our amended and restated certificate of incorporation includes provisions confirming the right of Reuters and some of the former Island stockholders - those with the right to nominate directors to our board -- to engage in activities that compete with us and relating to the allocation of business opportunities between Reuters or the Island stockholders and us. The resulting situation may be more advantageous to Reuters or the Island stockholders than the corporate law governing those opportunities would be in the absence of those provisions.

      Reuters and the Island stockholders are not prohibited from engaging in our lines of business, including brokerage and research, and may directly or indirectly compete with us in the future. Bridge Trading, a Reuters subsidiary, is a broker-dealer that competes with us, primarily in the area of NYSE-listed stocks and in the soft-dollar business.

SOME OF OUR AGREEMENTS WITH REUTERS MAY NOT BE THE RESULT OF ARMS-LENGTH NEGOTIATIONS BETWEEN INDEPENDENT PARTIES

      We have entered into a number of commercial agreements with Reuters. Some of these agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Accordingly, we cannot assure you that the terms of those agreements, including pricing and other material terms, are as advantageous to us as the terms we could have negotiated with unaffiliated third parties.

       RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK IN THIS OFFERING

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE CORPORATE LAW COULD MAKE A TAKE-OVER MORE DIFFICULT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE

      Our amended and restated certificate of incorporation and amended and restated bylaws and the laws of Delaware (the state in which we are organized) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders.

      Thus, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company, because the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of our stockholders.

      The existence of these provisions could adversely affect the market price of our common stock. Although these provisions do not have a substantial practical significance to investors while Reuters controls us, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Reuters voting power decrease to less than 50%.

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

      As of September 30, 2002, there were 329,237,231 shares of our common stock outstanding. Of this amount, 206,900,000 shares are owned beneficially by our parent, Reuters. Reuters will be able to sell its shares in the public markets from time to time, subject to certain limitations on the timing, amount, and method of such sales imposed by SEC regulations. We have also granted Reuters (and its transferees) rights to demand registration of their shares and to include their shares in future registration statements. If Reuters were to sell a large number of its shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Reuters might occur could also adversely affect the market price of our common stock.

      In connection with our acquisition of ProTrader Group, L.P. in October of 2001, we issued 5,017,058 common shares to former ProTrader stockholders. All of these shares may now be sold without restriction.

      On September 23, 2002, we filed a registration statement on Form S-8 under the Securities Act with respect to up to 1,553,151 shares of our common stock that are reserved for issuance pursuant to our stock option plan. As a result, shares received by employees upon exercise of their options will be eligible for resale by the holders in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. We may increase the size of its option plan and include additional shares in the Form S-8 under the Securities Act. We may file a registration statement permitting resale of these shares by affiliates.

      In connection with our acquisition of Island, we issued 80,658,829 common shares to former Island stockholders along with warrants and options to purchase an additional 5,793,455 of our common shares. Many of these shares may now be sold without restriction. In addition, we have agreed to provide some Island securityholders with registration rights that would facilitate their future sale of our common shares received as a result of the acquisition of Island.

      Sales of substantial amounts of our common shares in the public market could adversely affect the market price of those shares. A decline in the market price of Instinet's common shares could adversely affect its access to the equity capital markets. In addition, any issuance of shares by us could dilute our earnings per share.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock offered by this prospectus. The selling stockholder will use the proceeds from this offering to meet its obligations under stock appreciation rights held by its current or former employees. See "Selling Stockholder."

                           FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this prospectus, including in the section entitled "Risk Factors," and in the documents incorporated by reference in this prospectus, including in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" or "might" or other similar expressions.

      Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus, could cause our results to differ materially from those expressed or suggested in forward-looking statements. In addition, the risk factors included in this prospectus may be amended, superseded or supplemented by risk factor disclosure in any related prospectus supplement or in our future filings with the SEC that are incorporated by reference in this prospectus.

                               SELLING STOCKHOLDER

      We will issue from time to time the shares of common stock that may be sold pursuant to this prospectus to the selling stockholder, Ameritrade Holding Corporation, in private placements to satisfy our obligations to the selling stockholder under two hedge option agreements. These hedge option agreements were originally entered into between Island (with whom we merged on September 20, 2002) and Datek Online Holdings Corp. (which the selling stockholder acquired on September 9, 2002) and hedge the selling stockholder's obligations under a stock appreciation rights (SARs) plan. The SARs were granted to various directors, officers and employees of Datek and, upon exercise, entitle the holders to receive cash in an amount equal to the excess of the market value of our common shares over the exercise price of the SAR. In connection with our merger with Island, the selling stockholder will accelerate the SARs, in accordance with the terms of the SAR plan. In order to meet its obligations with respect to the SARs, the selling securityholder will exercise its rights under the hedge option agreements to purchase up to 1,651,238 shares of our common stock, for an exercise price of $0.91 per share, over the 30-day period during which we are required to keep effective the registration statement of which this prospectus forms a part. The selling stockholder, including its transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of its shares of common stock.

      The selling stockholder beneficially owns 1,651,238 shares of our common stock (calculated based on Rule 13d-3(d)(i) under the Exchange Act) that may be offered under this prospectus. Using 329,237,231 shares of common stock outstanding as of October 18, 2002, the selling stockholder beneficially owns less than one percent of our outstanding shares of common stock. This information is based on information provided to us by or on behalf of the selling stockholder on or prior to October 18, 2002.

      Because the selling stockholder may offer all, some or none of its shares from time to time, we cannot estimate the amount of the common stock that will be held by the selling stockholder upon the termination of any particular offering. For information on the procedure for sales by selling stockholder, see "Plan of Distribution" below. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which it provided the information set forth above. Information about the selling stockholder may change over time. Any changed information will be set forth in prospectus supplements.

      Unless set forth in this prospectus, to our knowledge, the selling stockholder does not have, and within the past three years has not had, any material relationship with us or any of our predecessors or affiliates; however, Ameritrade and its affiliates currently use, and in the past have used, Instinet and its affiliates to provide execution services for some of its clients' trade orders.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholder to permit resale of its shares. We will not receive any of the proceeds from the offering of the common stock by the selling stockholder.

      The selling stockholder, including its transferees, pledgees or donees or their successors, may sell some or all of its shares of common stock from time to time to purchasers directly or through underwriters, broker-dealers or agents. If the selling stockholder sells shares through underwriters, broker-dealers or agents, the selling stockholder will be responsible for the underwriters', broker-dealers' or agents' commissions, discounts or concessions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the distribution of the selling stockholder's shares.

      The selling stockholder and any broker-dealers or agents that participate in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profit on the selling stockholder's sale of shares and any commissions, discounts or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      The shares of common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or negotiated prices. These sales may be effected in transactions:

      - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including Nasdaq;

      -     in the over-the-counter market;

      - in transactions other than on such exchanges or services or in the over-the-counter market; or

      -     through the writing of options or other derivative contracts.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the shares, the selling stockholder may enter into transactions with broker-dealers. After the date of effectiveness of this registration statement, these broker-dealers may in turn engage in short sales of the common stock in the course of those transactions. After the date of effectiveness of this registration statement, the selling stockholder may also sell the common stock short and deliver shares of common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

      The aggregate proceeds to the selling stockholder from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares less commissions, discounts or concessions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.

      In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling stockholder and any other person participating in the distribution of the shares will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules may limit the timing of purchases and sales of any of the shares by the selling stockholder and any such other person. In particular, Regulation M may restrict the ability of the selling stockholder and any other person participating in the distribution of the shares to purchase the shares for a period beginning up to five business days prior to the commencement of such distribution and ending upon its completion of participation in the distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the common stock. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      We cannot assure you that the selling stockholder will sell any or all of its shares of common stock pursuant to this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      To the extent required, the common stock to be sold, the respective purchase prices and public offering prices, the names of any underwriter, dealer or agent and any applicable commissions, discounts or concessions with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.


      We have entered into an option exercise agreement with the selling stockholder, which is filed as an exhibit to the registration statement of which this prospectus is a part, relating to the exercise of the selling stockholder's rights under the hedge option agreements and granting the selling stockholder registration rights. This agreement provides for cross-indemnification of the selling stockholder and us and its and our respective directors, officers, partners, employees, agents and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than fees, commissions, discounts and concessions of underwriters, broker dealers and agents) in connection with the registration and sale of the shares of common stock covered by this prospectus. We estimate that these expenses, excluding any fees, commissions, discounts and concessions of underwriters, broker dealers and agents, will be approximately $201,376.


      We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective under the Securities Act until the earlier of:

            (i) the date on which the selling stockholder has consummated the sale of all of the shares of common stock covered by this prospectus; or

            (ii) 30 days from the date the registration statement of which this prospectus is a part first becomes effective.

      We will be permitted to suspend the use of this prospectus under certain circumstances if the use of this prospectus would require us to disclose previously undisclosed material information that we determine would be materially detrimental to us or would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction. In this case, we may prohibit offers and sales of the common stock pursuant to this prospectus. If we suspend the use of this prospectus in this way, the period of time for which we will keep this registration statement effective will be extended by the same number of days as the days we suspended its use.

      If the selling stockholder does not sell all of its shares during the period of effectiveness of this registration statement, the option exercise agreement does not provide for any additional demand registrations of its remaining shares.

      Our common stock is quoted on Nasdaq under the symbol "INET".

                                  LEGAL MATTERS

      The validity of the shares of our common stock being offered by the selling stockholder will be passed upon by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 [INSTINET LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses in connection with the resale of the common stock being registered, other than underwriting discounts and commissions, if any, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee. The Registrant will bear all of these expenses except as otherwise indicated.


    Securities and Exchange Commission registration fee          $       376
    Legal fees and expenses                                          180,000
    Accounting fees and expenses                                      15,000
    Printing and engraving expenses                                    3,000
    Registrar and transfer agent's fee expenses                        1,000
    Miscellaneous expenses                                             2,000
                                                                 -----------
    Total                                                        $   201,376
                                                                 ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents, employees and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Registrant's bylaws further provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to modification by contract with individual directors and executive officers.

      Section 145 and the Registrant's bylaws empower the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against liabilities incurred in connection with their service in those positions. The Registrant currently maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and
(b) to the Registrant with respect to payments that may be made by the Registrant to those officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

      The option exercise agreement provides for indemnification by the selling stockholder of the Registrant and its officers and directors, and by the Registrant of the selling stockholder, for certain liabilities arising under the Securities Act.

ITEM 16. EXHIBITS


 EXHIBIT
  NUMBER                                            DESCRIPTION
  ------                                            -----------
    2.1                   Contribution Agreement between Instinet Corporation
                          and Instinet Group LLC, dated July 25, 2000
                          (Incorporated by reference to Exhibit 2.1 to the
                          Registrant's Form S-1 (Registration No. 333-55190))
    2.2                   Asset Contribution Agreement between Instinet
                          Corporation and Instinet Group LLC, dated July 31,
                          2000 (Incorporated by reference to Exhibit 2.2 to the
                          Registrant's Form S-1 (Registration No. 333-55190))
    2.3                   Subscription Agreement between Reuters Holdings
                          Switzerland SA and Instinet Group LLC, dated July 31,
                          2000 (Incorporated by reference to Exhibit 2.3 to the
                          Registrant's Form S-1 (Registration No. 333-55190))
    2.4                   Contribution Agreement between Reuters C Corporation
                          and Instinet Group LLC, dated September 29, 2000
                          (Incorporated by reference to Exhibit 2.4 to the
                          Registrant's Form S-1 (Registration No. 333-55190))
    2.5                   Contribution Agreement between Reuters Holdings
                          Switzerland SA and Instinet Group LLC, dated September
                          29, 2000 (Incorporated by reference to Exhibit 2.5 to
                          the Registrant's Form S-1 (Registration No.
                          333-55190))
    2.6                   Contribution Agreement between Reuters Holdings
                          Switzerland SA and Instinet Group LLC, dated September
                          29, 2000 (Incorporated by reference to Exhibit 2.6 to
                          the Registrant's Form S-1 (Registration No.
                          333-55190))
    2.7                   Agreement and Plan of Merger, dated as of June 9,
                          2002, among Instinet Group Incorporated, Instinet
                          Merger Corporation and Island Holding Company, Inc.
                          (Incorporated by reference to Exhibit 2.1 to the
                          Registrant's Form S-4 (Registration No. 333-97071))
    3.1                   Amended and Restated Certificate of Incorporation of
                          Instinet Group Incorporated (Incorporated by reference
                          to Exhibit 3.1 to the Registrant's Current Report on
                          Form 8-K as filed with the Commission on September 23,
                          2002)
    3.2                   Amended and Restated Bylaws of Instinet Group
                          Incorporated (Incorporated by reference to Exhibit 3.2
                          to the Registrant's Current Report on Form 8-K as
                          filed with the Commission on September 23, 2002)
    4.1                   Amended and Restated Corporate Agreement between
                          Instinet Group Incorporated and Reuters Limited, dated
                          June 9, 2002 (Incorporated by reference to Exhibit
                          10.1 to the Registrant's Form S-4 (Registration No.
                          333-97071)
     4.2                  Rights Agreement between Instinet Group Incorporated
                          and Mellon Investor Services LLC, dated May 15, 2001
                          (Incorporated by reference to Exhibit 4.3 to the
                          Registrant's Quarterly Report on Form 10-Q for the
                          period ended June 30, 2001).
    4.3                   Amendment No. 1 to the Rights Agreement between
                          Instinet Group Incorporated and Mellon Investor
                          Services LLC, dated September 3, 2002 (Incorporated by
                          reference to Exhibit 99.1 to the Registrant's Current
                          Report on Form 8-K as filed with the Commission on
                          September 13, 2002
    4.4                   Form of Common Stock Certificate (Incorporated by
                          reference to Exhibit 4.1 to the Registrant's Form S-1
                          (Registration No. 333-55190))
    5.1*                  Opinion of Cleary, Gottlieb, Steen & Hamilton
                          (including Consent)
   10.1**                 Ameritrade Option Exercise Agreement between Instinet
                          Group Incorporated, Datek Online Holdings Corporation
                          and Ameritrade Holding Corporation dated as of October
                          18, 2002
   23.1*                  Consent of PricewaterhouseCoopers LLP
   23.2*                  Consent of Cleary, Gottlieb, Steen & Hamilton
                          (contained in the opinion filed as Exhibit 5.1 to this
                          registration statement)
   24.1**                 Powers of Attorney


----------
*  Filed herewith.
** Previously filed.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (e) That, for purposes of determining any liability under the Securities Act, each filing of each registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement II-5 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 4, 2002.


                                        INSTINET GROUP INCORPORATED



                                        By: /s/ PAUL A. MEROLLA
                                            ------------------------------------
                                            Paul A. Merolla

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                       SIGNATURE                              TITLES                         DATE
                       ---------                              ------                         ----
                  *                      Chief Executive Officer and Director
-------------------------------------
Name: Edward J. Nicoll

                  *                      President and Director
-------------------------------------
Name: Mark Nienstedt


/s/ John Fay                             Chief Financial Officer                       November 4, 2002
-------------------------------------
Name: John Fay

                  *                      Senior Vice President and Chief
-------------------------------------    Accounting Officer
Name: Michael J. Clancy


                  *                      Director and Chairman of the Board
-------------------------------------
Name: Andre F.H. Villeneuve

                  *                      Senior Director
-------------------------------------
Name: Thomas H. Glocer

                  *                      Director
-------------------------------------
Name: Peter J. Job

                  *                      Director
-------------------------------------
Name: Ian Strachan

                  *                      Director
-------------------------------------
Name: David Grigson

                  *                      Director
-------------------------------------
Name: John C. Bogle

                       SIGNATURE                              TITLES                         DATE
                       ---------                              ------                         ----
                  *                      Director
-------------------------------------
Name: Glenn H. Hutchins


                  *                      Director
-------------------------------------
Name: John Kasich

                  *                      Director
-------------------------------------
Name: Kay Koplovitz

                  *                      Director
-------------------------------------
Name: C. Kevin Landry

                  *                      Director
-------------------------------------
Name: Stephen Pagliuca

                  *                      Director
-------------------------------------
Name: Devin Wenig


*By: /s/ PAUL A. MEROLLA                                                                     November 4, 2002
    ---------------------------------
    Paul A. Merolla, Attorney-In-Fact

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER                                            DESCRIPTION
   ------                                            -----------
    2.1                    Contribution Agreement between Instinet Corporation
                           and Instinet Group LLC, dated July 25, 2000
                           (Incorporated by reference to Exhibit 2.1 to the
                           Registrant's Form S-1 (Registration No. 333-55190))

    2.2                    Asset Contribution Agreement between Instinet
                           Corporation and Instinet Group LLC, dated July 31,
                           2000 (Incorporated by reference to Exhibit 2.2 to the Registrant's Form S-1 (Registration No. 333-55190))

    2.3                    Subscription Agreement between Reuters Holdings
                           Switzerland SA and Instinet Group LLC, dated July 31,
                           2000 (Incorporated by reference to Exhibit 2.3 to the Registrant's Form S-1 (Registration No. 333-55190))

    2.4 Contribution Agreement between Reuters C Corporation and Instinet Group LLC, dated September 29, 2000
                           (Incorporated by reference to Exhibit 2.4 to the Registrant's Form S-1 (Registration No. 333-55190))

    2.5                    Contribution Agreement between Reuters Holdings
                           Switzerland SA and Instinet Group LLC, dated
                           September 29, 2000 (Incorporated by reference to
                           Exhibit 2.5 to the Registrant's Form S-1
                           (Registration No. 333-55190))

    2.6                    Contribution Agreement between Reuters Holdings
                           Switzerland SA and Instinet Group LLC, dated
                           September 29, 2000 (Incorporated by reference to
                           Exhibit 2.6 to the Registrant's Form S-1
                           (Registration No. 333-55190))

    2.7                    Agreement and Plan of Merger, dated as of June 9,
                           2002, among Instinet Group Incorporated, Instinet
                           Merger Corporation and Island Holding Company, Inc.
                           (Incorporated by reference to Exhibit 2.1 to the Registrant's Form S-4 (Registration No. 333-97071))

    3.1                    Amended and Restated Certificate of Incorporation of
                           Instinet Group Incorporated (Incorporated by reference to Exhibit 3.1 to the Registrant's Current
                           Report on Form 8-K as filed with the Commission on September 23, 2002)

    3.2                    Amended and Restated Bylaws of Instinet Group
                           Incorporated (Incorporated by reference to Exhibit
                           3.2 to the Registrant's Current Report on Form 8-K as filed with the Commission on September 23, 2002)

    4.1                    Amended and Restated Corporate Agreement between
                           Instinet Group Incorporated and Reuters Limited, dated June 9, 2002 (Incorporated by reference to Exhibit 10.1 to the Registrant's Form S-4
                           (Registration No. 333-97071)

    4.2 Rights Agreement between Instinet Group Incorporated and Mellon Investor Services LLC, dated May 15, 2001
                           (Incorporated by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2001).

    4.3                    Amendment No. 1 to the Rights Agreement between
                           Instinet Group Incorporated and Mellon Investor
                           Services LLC, dated September 3, 2002 (Incorporated by reference to Exhibit 99.1 to the Registrant's
                           Current Report on Form 8-K as filed with the Commission on September 13, 2002

    4.4 Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Form S-1
                           (Registration No. 333-55190))

    5.1*                   Opinion of Cleary, Gottlieb, Steen & Hamilton
                           (including Consent)

   10.1**                  Ameritrade Option Exercise Agreement between Instinet
                           Group Incorporated, Datek Online Holdings Corporation and Ameritrade Holding Corporation dated as of October 18, 2002

   23.1*                   Consent of PricewaterhouseCoopers LLP

   23.2*                   Consent of Cleary, Gottlieb, Steen & Hamilton
                           (contained in the opinion filed as Exhibit 5.1 to this registration statement)

   24.1**                  Powers of Attorney



----------
  *  Filed herewith.
  ** Previously filed.